Exhibit 10.8
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”) is made effective as of the Effective Date (as defined below) by and between C&J Energy Services, Inc., a Texas corporation (the “Company”), and Randy McMullen (“Executive”).
RECITALS
     WHEREAS, the Company and Executive are parties to an existing Employment Agreement made and entered into on October 16, 2006 by and between the Company and Executive (the “Prior Employment Agreement”), which shall be amended and restated in its entirety by this Agreement; and
     WHEREAS, conditioned upon the occurrence of the closing of that certain private placement described in the preliminary offering memorandum dated November 22, 2010, pursuant to which shares of Company common stock will be purchased and/or placed by FBR Capital Markets & Co. (the date of such closing the “Effective Date”), the Company wishes to continue to employ Executive, and Executive wishes to be employed by the Company, under the conditions of employment specified in this Agreement; and
     WHEREAS, both the Company and Executive have read and understood the terms of this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows, effective as of the Effective Date:
AGREEMENT
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 1.1:
          (a) “Accrued Obligation” shall mean the sum of (1) Executive’s Base Salary earned through the Date of Termination and (2) any accrued vacation pay earned by Executive, in both cases, to the extent not theretofore paid.
          (b) “Business” shall mean any business in which the Company is, as of the Date of Termination, engaged or has undertaken material substantive steps to engage within the twelve (12) month period prior to the Date of Termination, which currently includes the well completion and servicing business (including the provision of services such as hydraulic fracturing, coiled tubing, and pressure pumping).
          (c) “Cause” shall mean Executive’s (i) willful and continued failure to substantially perform, without proper legal justification or due to reasons beyond Executive’s control, the duties required under any written employment agreement between Executive and the Company or any affiliate of the Company or as otherwise reasonably required by the Board or Chief Executive Officer (“CEO”) of the Company in the course of his duties; (ii) conviction, admission or plea of guilty or nolo contendere to a charge of felony, or any dishonest conduct materially adverse to the Company or any affiliate of the Company, including any theft, embezzlement, misappropriation or misuse of funds or property, fraud or falsification of records, correspondence or other documents; (iii) any material breach of any of the terms of, or failure to perform any of his covenants contained in any written employment agreement between Executive and the Company or any affiliate of the Company; and (iv) material violation or failure to abide by the lawful instructions, policies or workplace rules established by the Company or any affiliate of the Company.
          (d) “Change of Control” shall mean any of the following:
          (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a Permitted Holder, acquires “beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;
          (ii) a change in the composition of the Board as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, in either case which results in individuals other than individuals who were directors before such contest or solicitation comprising a majority of the members of the Board;
          (iii) the consummation of a merger or consolidation of the Company with any corporation, including without limitation, a reverse or forward triangular merger, and Company’s shareholders prior to such transaction own less than a majority of the voting securities of the surviving or resulting corporation or entity after the transaction;
          (iv) a tender offer or exchange offer is made and consummated by a person or group of persons other than the Company or its respective affiliates or a Permitted Holder for the ownership of more than fifty percent (50%) or more of the Company’s voting securities;
          (v) the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company or to a Permitted Holder;

provided, that for purposes of this definition, a transaction or event described in paragraph (i), (ii), (iii), (iv) and (v) shall constitute a “Change of Control” only if such transaction or event constitutes a “change of control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to Executive.
          (e) “Change of Control Period” shall mean the period beginning on the effective date of the Change of Control and ending on the two (2) year anniversary of such Change in Control.
          (f) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (g) “Date of Termination” shall mean the effective date of termination of Executive’s employment hereunder, as specified in the applicable Notice of Termination.
          (h) “Good Reason” shall mean Executive’s written notice to the Company of his resignation upon the occurrence of any one of the following events without Executive’s consent: (i) any material reduction in Executive’s authority or responsibility, including Executive’s removal from the office set forth herein other than (A) a removal as a consequence of a promotion of Executive, (B) a removal by reason of Executive’s Permanent Disability or (C) a removal that results from a termination for Cause; (ii) permanent relocation of the primary place of Executive’s employment more than fifty (50) miles outside the Corpus Christi or Houston metropolitan area without the prior written consent of Executive (and, for the avoidance of doubt, a requirement by the Company that Executive relocate to the Houston metropolitan area shall not constitute Good Reason); (iii) a material reduction in Executive’s then effective Base Salary, or (iv) a material breach by the Company of this Agreement; provided that such event(s) shall constitute Good Reason only to the extent set forth in Section 4.1(b).
          (i) “Permanent Disability” shall mean the sickness or disability that renders a Person incapable of performing his duties under any employment or consulting agreement between such Person and the Company or any Subsidiary of the Company for a period in excess of six (6) months during any consecutive twelve (12) month period.
          (j) “Permitted Holder” shall mean (i) any of StepStone Capital Partners II Onshore, L.P., StepStone Capital Partners II Cayman Holdings, L.P., 2006 Co-Investment Portfolio, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Energy Spectrum Partners IV LP or any of their respective affiliates, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, and (iii) any affiliate of the Company or any corporation, partnership, limited liability company or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
          (k) “Restricted Area” shall mean those geographic areas where the Company conducts, as of the Date of Termination, the Business, including those parishes, counties and other areas specified on Exhibit “A”, and any additional areas in which the Company has taken material substantive steps in preparation to conduct the Business and of which Executive is aware during the Term.

          (l) “Section 409A” shall mean Section 409A of the Code and the final Department of Treasury regulations issued thereunder.
          (m) “Separation from Service” shall have the meaning ascribed to such term in Section 409A.
ARTICLE II
DUTIES
     2.1 Duties. During the term of this Agreement, Executive shall serve the Company as Executive Vice President, Chief Financial Officer (“CFO”), Treasurer, and Secretary or in such other capacity as the Board of Directors of the Company (the “Board”) and Executive shall mutually agree. Executive shall report to the Board and CEO of the Company. The Company shall use reasonable efforts to cause Executive to continue to be nominated to serve on the Board as a full member thereof. It is the intention of the parties that Executive will be elected to and will serve on the Board while serving hereunder as Executive Vice President, CFO, Treasurer, and Secretary of Company. Executive shall comply with the policies of the Company as may be in effect from time to time for executive officers, including, without limitation, the Company’s policies regarding confidentiality, ownership of intellectual property, drug testing, discrimination and harassment, and ethical conduct. Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of a person in similar capacities in a similarly sized company and such other duties and responsibilities as the Board shall designate that are consistent with Executive’s position as Executive Vice President, CFO, Treasurer, and Secretary.
     2.2 Extent of Duties. Subject to the use of vacation, holiday and other approved leave time, Executive shall devote substantially all of his business time, energy and efforts to the affairs of the Company as the Company, acting through its Board, shall reasonably deem necessary in the discharge of Executive’s duties hereunder and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board or as otherwise permitted by this Section 2.2. Executive agrees to serve in the positions referred to in Section 2.1 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Notwithstanding the foregoing, nothing herein shall prevent Executive from participating in social, civic, charitable, religious, business, educational or professional associations, or the passive management of Executive’s personal investments, so long as such activities do not materially detract from Executive’s ability to perform his duties under this Agreement or otherwise violate the provisions of this Agreement. Without limiting the foregoing, in the event that Executive desires to participate personally in any business opportunity that is reasonably related to the Company’s business, Execute shall not participate in such opportunity without first making full disclosure to the Board of such opportunity and the scope of Executive’s proposed involvement. Notwithstanding the foregoing, Executive acknowledges his fiduciary duties to the Company and shall not appropriate any Company business opportunity for himself in violation of such fiduciary duties.

ARTICLE III
TERMS OF EMPLOYMENT
     3.1 Employment Period. Unless sooner terminated pursuant to the terms and conditions of this Agreement, Executive’s employment pursuant to this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date (the “Term,” which shall include any extensions thereof pursuant to this Section 3.1); provided, however, that on the third anniversary of the Effective Date and on each anniversary thereafter (each an “Extension Date”), if Executive’s employment under this Agreement has not been terminated pursuant to Article IV, the Term shall automatically extend for successive one (1) year periods unless on or before the date that is sixty (60) days prior to the Extension Date, the Company or Executive provides the other party hereto written notice (a “Notice of Non-Renewal”) that the Term shall not be so extended.
     3.2 Annual Base Compensation. As compensation for services rendered under this Agreement, Executive shall be entitled to receive from the Company a minimum annual base salary (before standard deductions) of $450,000 (“Base Salary”). Executive’s Base Salary shall be reviewed by the Board on an annual basis and, in the Board’s discretion, may be increased; provided, however, that Executive’s Base Salary shall not be decreased without the written consent of Executive. Executive’s Base Salary shall be payable in arrears at regular intervals (but no less frequently than monthly) in accordance with the prevailing practice and policies of the Company.
     3.3 Annual Bonus.
          (a) Subject to Section 3.3(e), Executive shall be eligible to receive an annual bonus (“Annual Bonus”) for each full calendar year beginning on or after January 1, 2011 that he is employed with the Company during the Term (each such calendar year, a “Bonus Year”) in which the Company achieves certain targets as set forth by the Compensation Committee, and the amount of such bonus shall have a target range of 100% to 150% of Executive’s Base Salary for the applicable Bonus Year; provided that, for the avoidance of doubt, Executive shall not be entitled to an Annual Bonus for any Bonus Year, unless the Compensation Committee determines otherwise, in which the Company does not achieve such targets, as determined by the Compensation Committee and provided, further, that Executive shall not be entitled to any Annual Bonus if Executive is terminated by the Company for Cause prior to the date of payment of such Annual Bonus. The Annual Bonus will be paid between January 1 and March 15 of the calendar year immediately following the Bonus Year (the “Payment Date”); provided, however, that if the Company’s accountants have not delivered the audited financial statements for such Bonus Year prior to the Payment Date, the Company may delay the Payment Date until the earlier to occur of (i) three (3) days following the Company’s receipt of such Bonus Year’s audited financial statements and (ii) June 30 of the calendar year immediately following the Bonus Year. The Company shall use its best efforts to ensure delivery of its audited financial statements for each Bonus Year on or before March 15 of the following calendar year. Each Bonus Year during the Term, the Compensation Committee will review the structure of the targets provided by it for the preceding Bonus Year and establish the targets for the Bonus Year as it deems appropriate.

          (b) For the calendar year beginning on January 1, 2010, Executive shall be eligible to receive an annual bonus (the “EBITDA Bonus”) as set forth in, and subject to the terms and conditions of, the Prior Employment Agreement as in effect immediately prior to the Effective Date, which terms are set forth on Exhibit “B” to this Agreement and incorporated into this Agreement as if fully set forth herein.
          (c) In addition to the Annual Bonus, Executive shall be eligible to additional incentive bonus compensation in the sole discretion of the Board, sitting without Executive (the “Discretionary Bonus” and together with the Annual Bonus and any Registration Statement Bonus (defined below), the “Bonuses”). The frequency, amount, and payment terms of any Discretionary Bonus shall be left to the exclusive discretion of the Board (sitting without Executive).
          (d) In addition to the Annual Bonus, in the event that the Shelf Registration Statement is declared effective by the SEC on or prior to June 29, 2011, Executive will receive an additional bonus (the “Registration Statement Bonus”) in the amount of $125,000. Any Registration Statement Bonus will be paid as soon as practicable but in no event later than 30 days following the effective date of the Registration Statement.
          (e) Notwithstanding anything to the contrary in Section 3.3(a), if the Company does not make an initial filing of a shelf registration statement (the “Shelf Registration Statement”) registering the resale of the shares of the Company’s common stock that are “Registerable Shares” (as defined in that certain Registration Rights Agreement dated December 23, 2010 by and between the Company and the other parties thereto) on or prior to March 31, 2011, other than as a result of the Commission being unable to accept such filings (a “Registration Default”), then Executive, if employed by the Company and at any time is owed a Bonus under Section 3.3(a) or 3.3(c) of this Agreement with respect to services performed by Executive in 2011 (a “Subject Bonus”), shall forfeit 50% of the amount that would otherwise be payable to him as such Subject Bonus, and shall thereafter forfeit an additional 10% of the amount that would otherwise be payable to him as such Subject Bonus for each complete calendar month any such Registration Default continues after March 31, 2011 until the Shelf Registration Statement is filed. The Company and Executive each acknowledges and agrees that that no bonuses, compensation, awards, equity compensation or other amounts shall be payable or granted in lieu of or to make Executive whole for any such forfeited bonuses and that this Section 3.3(e) provides the exclusive remedy as between the Company and Executive in respect of any Registration Default.
     3.4 Benefits. The Company agrees to provide Executive and Executive’s eligible family members with the employment benefits that the Company ordinarily provides to similarly situated employees, subject to the terms and conditions of the applicable benefit programs and plans. Executive, at Executive’s election, shall be eligible to participate in any and all employee benefit plans (including, but not limited to, medical and dental insurance, retirement plans, disability insurance and life insurance) implemented by the Company from time to time for its executive employees and their families. Such employment benefits shall be governed by the applicable plan documents, insurance policies, and/or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies. In addition to those benefits, the Company agrees to provide or cause to provide the following benefits upon satisfaction by Executive of any eligibility requirements, subject to the following limitations:
          (a) Sick-Leave Benefits and Disability Insurance. To the extent made available to other employees of the Company, and unless this Agreement is terminated pursuant to Article IV, Executive shall be paid sick leave benefits at his then prevailing Base Salary rate during his absence due to illness or other incapacity; provided, however, that any sick-leave benefits will be reduced by the amount, if any, of worker’s compensation, Social Security entitlement, or disability benefits, if any, under the Company’s insurance policies or group employee welfare benefit plans, if any.
          (b) Vacations. The Company shall provide Executive with vacation consistent with company policy, but not less than twenty (20) business days paid vacation per calendar year during his employment under this Agreement (“Vacation Days”). Any unused Vacation Days shall carry over to the following year, but shall only remain valid for a period of one (1) year. The Company also agrees to provide Executive with all paid holidays ordinarily given by the Company to its employees.
     3.5 Equity Incentives. As a long term incentive, not later than March 15 of each year during the Term beginning 2012, Executive shall be eligible to receive options to acquire such number of shares of Company’s common stock as determined by the Compensation Committee. Such options shall be granted as a long-term incentive pursuant to the Company’s 2010 Stock Incentive Plan and/or such other applicable equity incentive plan(s) then in effect (the “Plan”). Subject to all terms, conditions and provisions and obligations of, and only upon execution of, the Option Agreement attached hereto as Exhibit “C” (the “Option Agreement”), issued pursuant to the Plan, effective as of the Effective Date, Executive shall be granted options to purchase 1,187,477 shares of the Company’s common stock. Vesting for the options granted pursuant to the Option Agreement shall occur over a three-year period with 1/3 of such options vesting on each of the first, second, and third anniversaries of the date of grant and shall accelerate in accordance with Sections 4.3(b)(2) and (c)(2). The terms of the Option Agreement shall govern and control any conflict between the terms of this Agreement and the terms of the Option Agreement.
     3.6 Other Benefits.
          (a) During the Term of the Agreement, Executive shall be entitled to fringe benefits and perquisites which shall include (i) an automobile and related insurance coverage for Executive’s use which is commensurate with Executive’s position, title and duties with the Company and (ii) to the extent the Company requires Executive to relocate to Houston, Texas, the Company shall pay all reasonable relocation costs incurred by Executive, as determined by the Company.
          (b) Executive is authorized to incur ordinary, necessary, and reasonable business expenses in connection with the performance of his duties, responsibilities, and authorities under this Agreement and for the promotion of the Company’s business and activities during this Agreement, including but not limited to expenses for necessary travel and entertainment and other items of expense required in the normal and routine course of

Executive’s employment under this Agreement. The Company will reimburse Executive from time to time for all such business expenses actually incurred pursuant to and in conformity with this subsection and the policies and practices of the Company then in effect relative to the reimbursement of business expenses.
ARTICLE IV
TERMINATION
     4.1 Termination of Employment:
          (a) Termination by Company for Cause. The Company may terminate this Agreement at any time, without any further liability to Executive, for any Cause. If the Company believes Cause exists for terminating this Agreement pursuant to this paragraph, it shall give Executive written notice of the acts or omissions constituting Cause in its Notice of Termination and this Agreement shall terminate immediately upon provision of such notice; provided, however, that if such acts or omissions are of the type described in Section 1.1(c)(i), (iii) or (iv), no termination of this Agreement shall be effective unless and until Executive fails to cure such acts or omissions, if curable (as determined by the Company in its reasonable discretion), within ten (10) days after receiving such notice.
          (b) Termination by Executive for Good Reason. Executive may terminate Executive’s employment under this Agreement for Good Reason. Executive shall provide notice of any reduction, failure, change or breach upon which Executive intends to rely as the basis for a Good Reason resignation within thirty (30) days of the occurrence of such event. The Company shall have thirty (30) days following the receipt of such notice to remedy the condition constituting such reduction, change or breach and, if so remedied, any resignation by Executive on the basis of the circumstances described in such notice shall not be considered a Good Reason resignation. If the Company does not remedy the condition that has been the subject of a notice during the designated thirty (30) day remedy period, Executive must terminate his employment within one hundred twenty (120) days following the occurrence of such condition, and provide a Notice of Termination in accordance with Section 4.2, in order for such termination to be considered for Good Reason for purposes of this Agreement.
          (c) Termination by Company without Cause or by Executive Other than for Good Reason. The Company may terminate Executive’s employment under this Agreement without Cause, and Executive may terminate this Agreement other than for Good Reason. Any termination of Executive’s employment by Executive without Good Reason shall be made by the provision of at least thirty (30) days prior written notice to the Company in accordance with Section 4.2. Any termination of Executive’s employment by Company without Cause other than a notice of non-renewal of the Term pursuant to Section 3.1 shall be made by the provision of at least fourteen (14) days prior written notice to Executive in accordance with Section 4.2. For the avoidance of doubt, the Company’s non-renewal of the Term pursuant to Section 3.1 will not constitute a termination by Company without Cause for purposes of this Article IV.
          (d) Change of Control Termination. A termination of Executive’s employment by Company without Cause, by Executive for Good Reason or by the Company

not electing to extend the Term of Executive’s employment during a Change of Control Period shall be subject to the provisions of Section 4.3(c).
          (e) Termination on Death or Permanent Disability. This Agreement shall automatically terminate on Executive’s death or upon the provision to Executive of notice of the Company’s determination of his Permanent Disability.
     4.2 Notice of Termination. Any termination by the Company or Executive pursuant to Sections 4.1(a), (b), (c), (d) or (e) (in the case of Executive’s Permanent Disability only) shall be communicated by a “Notice of Termination” to the other party hereto. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or Permanent Disability shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
     4.3 Obligations of the Company Upon Termination:
          (a) Termination by the Company for Cause or by Executive Other than for Good Reason. If the Company terminates Executive for Cause or if Executive resigns his employment other than for Good Reason, Executive shall be entitled only to the payment of (i) the Accrued Obligation and (ii) unreimbursed expenses.
          (b) Termination by Executive for Good Reason or by the Company Other Than for Cause, Death or Permanent Disability or for Non-Renewal of Term Not During a Change of Control Period. If, at any time other than during the Change of Control Period, Executive terminates this Agreement during the Term for Good Reason, the Company terminates Executive’s employment during the Term other than for Cause, death or Permanent Disability, or the Company provides a Notice of Non-Renewal pursuant to Section 3.1, Executive shall be entitled to receive (i) payment of the Accrued Obligation and any unreimbursed expenses and (ii) any unpaid Bonuses owed to Executive for a previous calendar year due pursuant to the terms and conditions of Section 3.3. In addition, subject to Executive’s delivery, within fifty (50) days after the Date of Termination, and non-revocation of an executed release in form and substance customary for releases of this nature and reasonably satisfactory to the Company (which shall release and discharge the Company and its affiliates, and their respective partners, officers, directors, employees, agents, shareholders and employee benefit plans from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with the Company or its affiliates or the termination of such employment, other than any vested accrued benefits under such plans, rights to indemnification pursuant to the Certificate of Incorporation and/or Bylaws of the Company or under applicable law, and rights of Executive to the post-termination benefits pursuant to this Agreement) (the “Release”) and compliance with Articles V, VI and VII, Executive shall also be entitled to receive:
          (1) if Executive’s Date of Termination was after June 30 of a year, a pro rata payment of the Annual Bonus for such calendar year of termination, determined pursuant to the terms and conditions of Section 3.3;

          (2) any and all stock options awarded to Executive under any plan not previously exercisable and vested shall become fully exercisable and vested;
          (3) salary continuation severance payments based on Executive’s Base Salary as in effect on the Date of Termination continuing for the longer of (A) the remaining Term or (B) one (1) year from the Date of Termination, but in any event not more than two (2) years from the Date of Termination (“Severance Period”), payable in equal monthly installments in accordance with normal payroll practices; and
          (4) a lump sum payment of an amount equal to all Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums that would be payable during the Severance Period, assuming Executive and his dependents who were then enrolled elected continuation coverage under the Company’s group health plans as in effect, and at the applicable COBRA rates, as of the Date of Termination;
provided, however, that, notwithstanding anything to the contrary herein, if the termination of this Agreement is by reason of the Company providing a Notice of Non-Renewal, the salary continuation payments provided for in Section 4.3(b)(3) shall continue for twelve (12) months if the Term ends on the third anniversary of the Effective Date, six (6) months if the Term ends on the fourth anniversary of the Effective Date, and three (3) months (or such longer period of time as may be provided under any severance policy or program of the Company) if the Term ends on or after the fifth anniversary of the Effective Date.
          (c) Change of Control Termination. If, during the Change of Control Period, the Company terminates Executive’s employment without Cause, Executive resigns his employment for Good Reason, or the Company provides a Notice of Non-Renewal pursuant to Section 3.1, Executive shall be entitled to receive (i) payment of the Accrued Obligation and any unreimbursed expenses and (ii) any unpaid Bonuses owed to Executive for a previous calendar year due pursuant to the terms and conditions of Section 3.3 of this Agreement. In addition, subject to Executive’s delivery, within (fifty) 50 days after the Date of Termination, and non-revocation of an executed Release and compliance with Articles V, VI and VII, Executive shall also be entitled to receive:
          (1) if Executive’s date of Termination was after June 30 of a year, a pro rata payment of the Annual Bonus for such calendar year of termination, determined pursuant to the terms and conditions of Section 3.3;
          (2) any and all stock options awarded to Executive under any plan not previously exercisable and vested shall become fully exercisable and vested;
          (3) an amount equal to Executive’s Base Salary as in effect on the Date of Termination for the longer of (A) the remaining Term or (B) two (2) years from the Date of Termination, payable in six (6) equal monthly installments in accordance with normal payroll practices;
          (4) a lump sum payment of an amount equal to all COBRA premiums that would be payable during the Severance Period, assuming Executive and his dependents who were then enrolled elected continuation coverage under the Company’s group health plans as in effect, and at the applicable COBRA rates, as of the Date of Termination.
          (d) Termination on Death or Permanent Disability. If Executive’s employment is terminated by reason of Executive’s death or Permanent Disability during the Term, this Agreement shall terminate without further obligations to Executive, other than for (i) payment of the Accrued Obligation, (ii) payment of any unreimbursed expenses; (iii) any unpaid Bonuses owed to Executive for previous Bonus Years due pursuant to the terms and conditions of Section 3.3 of this Agreement, (iv) if Executive’s Date of Termination was after June 30 of a year, the pro rata payment of the Annual Bonus as determined by the Board for such Bonus Year of termination payable pursuant to the terms and conditions of Section 3.3 of this Agreement and (v) the timely payment or provision of any and all benefit obligations provided under Section 3.4, which under their terms are available in the event of death or disability.
          (e) Termination by Executive at Expiration of the Term. If this Executive’s employment hereunder terminates by reason of Executive’s provision of a Notice of Non-Renewal pursuant to Section 3.1, Executive shall be entitled only to the payment of (i) the Accrued Obligation, (ii) unreimbursed expenses, (iii) previously awarded and earned, but unpaid, bonuses due pursuant to the terms and conditions of Section 3.3 of this Agreement and (iv) if Executive’s Date of Termination was after June 30 of a year, the pro rata payment of the Annual Bonus as determined by the Board for such Bonus Year of termination payable pursuant to the terms and conditions of Section 3.3 of this Agreement.
     4.4 Except as otherwise provided in Section 9.13, the Company shall pay Executive the amounts specified in Sections 4.3(a)(i) and (ii), 4.3(b)(i), 4.3(c)(i), 4.3(d)(i) and (ii), and 4.3(e)(i) and (ii) within thirty (30) days after the Date of Termination. In addition, subject to Executive’s timely execution and non-revocation of the Release and compliance with Articles V, VI and VII, the Company shall commence payment to Executive of the amounts specified in Sections 4.3(b)(3) and 4.3(c)(3) and shall pay Executive the amounts specified in Section 4.3(b)(4) and 4.3(c)(4) on the date that is sixty (60) days after the Date of Termination. Any other amounts payable by Company under Sections 4.3(b)(ii) and (b)(1), 4.3(c)(ii) and (c)(1), 4.3(d)(iii), (iv) and (v) and 4.3(e), (iii) and (iv) are payable pursuant to the respective section of this Agreement.
     4.5 Limitations on Severance Payment and Other Payments or Benefits.
          (a) Limitation on Payments. Notwithstanding any provision of this Agreement, if any portion of the payments under this Agreement, or under any other agreement with Executive or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 4.5, result in the imposition on Executive of an excise tax under Code Section 4999, then the Total Payments to be made to Executive shall either be (i) delivered in full, or (ii) delivered in such reduced amount in the manner determined in accordance with Section 4.5(b) so that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).
          (b) Determination of Limit. Within forty (40) days following a Date of Termination or notice by one party to the other of its belief that there is a payment or benefit due Executive that will result in an excess parachute payment, Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of a nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 4.5(a), and (iv) the net after-tax proceeds to Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 4.5(a) or (y) the Total Payments were not so reduced. The opinion of National Tax Counsel shall be addressed to the Company and Executive and shall be binding upon the Company and Executive. If such National Tax Counsel’s opinion determines that Section 4.5(a)(ii) above applies, then the Termination Benefits hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
          (c) Definitions and Assumptions. For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Period Income” means an amount equal to Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) “Termination Benefits” shall mean, the payments and benefits to be paid or provided pursuant to Sections 4.3(c)(1), (2), (3) and (4); (v) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Company and Executive; and (vi) Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of Executive’s domicile (determined in both cases in the calendar year in which the Date of Termination or notice described in Section 4.5(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.
          (d) Reasonableness of Compensation. If such National Tax Counsel so requests in connection with the opinion required by this Section 4.5, Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive solely with respect to its status under Code Section 280G.
          (e) Indemnification. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 4.5, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.
          (f) Changes to Code Section. This Section 4.5 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 4.5 shall be cancelled without further effect.
     4.6 Resignation Upon Termination. Upon any termination of Executive’s employment with the Company, and without further action on the part of Executive, Executive shall be deemed to have resigned from each directorship and other office or position of authority Executive may hold with the Company or any of its direct or indirect subsidiary business entities.
ARTICLE V
CONFIDENTIAL INFORMATION AND NONCOMPETITION
     5.1 Confidential Information. For the purposes of Articles V, VI, VII, and VIII the “Company” shall be deemed to include the Company and each of its direct and indirect subsidiary business entities. For such purposes, a subsidiary shall mean any business entity with respect to which the Company owns or controls, directly or indirectly, not less than a majority of the equity securities of such entity, or otherwise possesses, with by virtue of security ownership or contract, the power to elect a majority of the Board or other governing body or offices thereof.
     5.2 Scope of Confidential Information. Executive acknowledges that the Company has developed, and will during the term of Executive’s employment continue to develop, substantial, confidential, competitively valuable information and other intangible or “intellectual property” in connection with its business, some or all of which is proprietary to the Company, (collectively, the “Confidential Information”). Without limiting the generality of the preceding sentence, Executive expressly recognizes and agrees that subject to the remainder of this subsection, the following items, and all copies, summaries, extracts or derivative works thereof, are entitled to trade secret protection and constitute Confidential Information under this Agreement, whether developed prior to the date hereof or hereafter, and whether with the assistance of Executive or otherwise: (i) the Company’s proprietary computer software, databases and lists of customers, prospects, candidates, and employees; employee applications;

skills inventory sheets and similar summaries of employee qualifications as well as employee compensation; customer ordering habits, billing rates, buying preferences, and short term needs; sales reports and analysis; (ii) employee reports and analysis; customer job orders and profit margin data; businesses processes, methods of operation and sales techniques; (iii) statistical information regarding the Company; (iv) financial information of the Company and its customers that is not publicly available; (v) specially negotiated terms and pricing with vendors and customers; and (vi) research and development, business projects, strategic business plans, and strategies; products and solution services offered to customers. Notwithstanding the foregoing, the Confidential Information shall not include (a) any information which is or becomes publicly available other than as a result of the wrongful action of Executive or his agents; (b)any information independently developed by Executive subsequent to the Date of Termination; (c) any information made available to Executive following the termination of Executive’s employment from a third party not known by Executive to be under binder of confidentiality to the Company with regard thereto or (d) any information as to which the Company specifically waives its rights hereunder pursuant to an instrument in writing.
     5.3 Agreement to Provide Confidential Information to Executive. The Company promises to provide some or all of the Confidential Information described above to Executive without regard to the duration of his continued employment with the Company. Executive agrees that the Confidential Information belongs to the Company, is subject to the terms of this Agreement, and is not his property.
     5.4 Works Made for Hire. Executive recognizes and agrees that all original works of authorship, and all inventions, discoveries, improvements and other results of creative thinking or discovery by Executive during the term of Executive’s employment, whether the result of individual efforts or in acts in concert with others, arising in the scope of Executive’s employment, utilizing in any way any of the Confidential Information, or otherwise relating to the Company’s business, are and shall be “works made for hire” within the meaning of the United States copyright laws, to the extent applicable thereto, and in all events shall be the sole and exclusive property of the Company (collectively, the “Created Works”). Without limiting the generality of the foregoing, the Created Works shall include all computer software, written materials, business processes, compilations, programs, improvements, inventions, notes, copyrightable works made, fixed, conceived, or acquired by Executive in the scope of Executive’s employment, utilizing in any way any of the Confidential Information, or otherwise relating to the Company’s business. No part of the definition of Created Works is intended to exclude the Created Works from being included among the items constituting Confidential Information.
     5.5 Agreement to Return Confidential Information. At any time during employment, upon demand by the Company, and within five (5) days of the termination of Executive’s employment for any reason, regardless of which party initiates such termination, Executive promises to return all property of the Company to the Company, including all copies of all or any part of the Confidential Information or any summaries, extracts or derivative works thereof, in good condition. Such property includes but is not limited to any Confidential Information including Created Works constituting Confidential Information, and any of the Company’s tools of trade.

     5.6 Assignment of Created Works. Executive hereby fully assigns to the Company all of his or her right, title and interest in and to the Created Works and all aspects thereof, including without limitation all rights to renewals, extensions, causes of action, reproduce, prepare derivative works, distribute, display, perform, transfer, make, use and sell. Executive will, from time to time during the term of this Agreement and thereafter, execute and deliver any documents, agreements, certificates or other instruments affirming, giving effect to or otherwise perfecting the Company’s rights in the Created Works and will provide such cooperation as the Company shall reasonably request in connection with the protection, exploitation or perfection of its rights therein anywhere in the world.
     5.7 Power of Attorney. If the Company is unable, after reasonable effort, to secure Executive’s signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Created Work, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Executive.
     5.8 Disclosure of Inventions. Executive will promptly and without reservation fully disclose any Created Works to the Company both during the term of employment and thereafter.
ARTICLE VI
NON-DISCLOSURE
     6.1 Non-Disclosure.
          (a) General Duty. Executive agrees that he will not directly or indirectly use any Confidential Information, including without limitation the Company’s proprietary information, trade secrets or the Created Works, for his or her own benefit or for the benefit of any third party. Executive agrees that he will not directly or indirectly disclose any Confidential Information, including without limitation Company’s proprietary information, trade secrets, or the Created Works, to any person or entity who is not an employee of the Company unless previously authorized to do so by the Company.
          (b) Special Exceptions. Notwithstanding the foregoing, to the extent that Executive shall be required, by law or process of law, to disclose any Confidential Information, Executive shall be entitled to do so only to the extent so required, subject to giving the Company prompt, advance notice of such requirement so that the Company may pursue a protective order or other remedy, and Executive acknowledges and agrees that he will cooperate reasonably with the Company’s efforts to obtain a confidentiality order or similar protection.

     6.2 Nature of Business.
          (a) Acknowledgment of Competitive Business. Executive acknowledges and agrees that the Company is engaged in a highly competitive industry and must protect its Confidential Information against unauthorized use or disclosure that would irreparably harm the Company’s interests. Executive recognizes that the disclosure by the Company to Executive of certain of its Confidential Information will be necessary and useful to Executive in the performance of his job duties for the Company under this Agreement. As a result, Executive will have access to Confidential Information that could be used by the Company’s competitors in a manner which would irreparably harm the Company’s competitive position in the marketplace.
          (b) Acknowledgment of Need for Protection. Executive further acknowledges and agrees that it would be virtually impossible for Executive to ignore all knowledge of the Company’s Confidential Information if he were to engage in competition with the Company. It is, therefore, reasonable and proper for the Company to protect against the intentional or inadvertent use of such Confidential Information. Accordingly, Executive agrees that restrictions on soliciting the Company’s customers or employees during his employment under this Agreement and for a reasonable period of time thereafter are appropriate and necessary for the protection of the Company’s Confidential Information, goodwill, and other legitimate business interests.
ARTICLE VII
NON-SOLICITATION AND NON-COMPETITION
     7.1 Non-Solicitation and Non-Competition. Ancillary to the agreements to provide Executive with the Confidential Information as set forth above, and in order to aid in the enforcement of those agreements, Executive agrees that, during the Term and for a period of two (2) years after the termination of this Agreement (the “Prohibited Period”) for any reason, he will:
          (a) refrain from carrying on or engaging in the Business in the Restricted Area. Executive agrees and covenants that, because the following conduct would effectively constitute carrying on or engaging in the Business, he will not, and he will cause his affiliates not to, in the Restricted Area during the Prohibited Period: directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with any business, individual, partnership, firm, corporation or other entity which engages in the Business;
          (b) refrain from, and cause his affiliates to refrain from, soliciting or causing to be solicited any customer of the Company that was a customer of the Company in the Restricted Area during the period in which Executive was employed by the Company; and
          (c) refrain from, and cause his affiliates to refrain from, engaging or employing or soliciting or contacting with a view to the engagement or employment of, any person who is an officer or employee of the Company.

     7.2 Exception for Equity Ownership. Notwithstanding the restrictions contained in Section 7.1 above, Executive or any of his affiliates may own (i) less than five percent (5%) of any equity security registered under the Securities Exchange Act of 1934, as amended, in any entity engaged in the Business, provided that neither Executive nor his affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation, and (ii) those equity investments owned by Executive as of the date of this Agreement as previously disclosed to and agreed by the Board.
     7.3 Exception Within Oklahoma. Notwithstanding the restrictions contained in Section 7.1 above, within those areas of the State of Oklahoma that are within the Restricted Area (the “Oklahoma Restricted Area”), Executive shall be permitted to engage in the Business after his employment with the Company has ended but before the Prohibited Period has expired; provided, however, that at no point during the Prohibited Period shall Executive, within the Oklahoma Restricted Area, solicit the goods, services or a combination of goods and services from any established customer of the Company.
ARTICLE VIII
SURVIVAL OF COVENANTS, ENFORCEMENT OF COVENANTS AND REMEDIES
     8.1 Survival of Covenants. Executive acknowledges and agrees that his covenants in Articles V, VI, and VII of this Agreement shall survive the termination of this Agreement, and the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of those covenants.
     8.2 Enforcement of Covenants. Executive acknowledges and agrees that his covenants in Articles V, VI, and VII of this Agreement are, among other things, ancillary to the otherwise enforceable agreements to provide Executive with Confidential Information and are supported by independent, valuable consideration. Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to Executive and do not import any greater restraint than is reasonably necessary to protect the Company’s goodwill and other legitimate business interests. Executive further agrees that if, at some later date, a court of competent jurisdiction determines that any of the covenants in Articles V, VI or VII are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under the law.
     8.3 Remedies. In the event of actual or threatened breach by Executive of any of his covenants in Articles V, VI, and VII of this Agreement, the Company may be entitled to equitable relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which it may be entitled, including any and all monetary damages that the Company may incur as a result of said breach, violation, or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. In addition to the above, in the case of a threatened material breach, in the event that a final judicial determination concludes that Executive has so breached any of his covenants in Articles V, VI, or VII of this Agreement, the Company will be entitled to reimbursement by Executive of all severance payments paid by the Company under this Agreement during the period of any such breach. In the event of an alleged actual material breach by Executive of any of his covenants in Articles V, VI, and VII of this Agreement, as determined in good faith by the Board, the Company may suspend the payments and benefits then owing to Executive under this Agreement without resort to judicial intervention until such breach is cured (if curable); provided, however, that if it is later determined, whether judicially or otherwise by the Board, that Executive was not in material breach of such covenants, the Company shall promptly pay to Executive all such suspended payments and benefits, as well as reimbursement of all reasonable costs and expenses (including attorneys fees) incurred by Executive in defending any such claim or action in accordance with Section 9.11; provided, however, that any cure and payments upon cure and any payments upon a judicial determination that no breach occurred will be made no later than the deadline under Section 409A of the Code that is applicable to disputed payments and refusals to pay.
     8.4 Indemnification. In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys fees) arising from bona fide claims of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.
ARTICLE IX
MISCELLANEOUS
     9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the Agreement’s subject matter and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter.
     9.2 Modification; Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced. No modification or amendment may be enforced against the Company unless such modification or amendment is in writing and authorized by the Board.

     9.3 No Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.
     9.4 Remedies; Governing Law; Jurisdiction. This Agreement and performance under it, and the exclusive venue for all proceedings that may ensue from its breach, shall be in Harris County, Texas and construed in accordance with the laws of the State of Texas. In the event of a breach or threatened breach by either Executive or the Company of any provision of this Agreement, the non-breaching party shall be entitled to a temporary restraining order and an injunction restraining the breaching party from the commission or threatened commission of such breach. Nothing in this Agreement, however, precludes the Company from seeking to remove a civil action from any state court to federal court. Nothing herein shall be construed as prohibiting either Executive or the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.
     9.5 Executive’s Representation. Executive represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity. Employee acknowledges and agrees that (i) he is not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with Employee’s execution of this Agreement and (ii) in deciding to enter into this Agreement, Employee is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted. Employee hereby releases, acquits and forever discharges the Company Parties from all actions, causes of action, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, whether known or unknown, on account of or arising out of, or in any way related to the tax effects associated with Employee’s execution of this Agreement.
     9.6 The Company’s Representation. The Company represents and warrants that it is free to enter into this Agreement and to perform each of the terms and covenants of it. The Company represents and warrants that it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that its execution and performance of this Agreement is not a violation or breach of any other agreement between the Company and any other person or entity. The Company represents and warrants that this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.
     9.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by either personal delivery, facsimile with confirmation of receipt, overnight delivery, or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, or three days after mailing first class, certified or registered with return receipt requested, to the respective persons named below:

If to the Company:	C& J Energy Services, Inc.
500 North Shoreline Blvd., Suite 350
Corpus Christi, TX 78401
Attention: Josh Comstock

If to Executive:	Randy McMullen
245 Melrose
Corpus Christi, TX 78404
     9.8 Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     9.9 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect.
     9.10 Assignment. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs; provided, however, that neither the Company nor Executive may assign any duties under this Agreement without the prior written consent of the other.
     9.11 Attorneys’ Fees and Other Costs. If either party breaches this Agreement, or if a dispute arises between the parties based on or involving this Agreement, the party that prevails in the resolution of such dispute, is entitled to recover from the other party its reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such dispute. For purposes of this Section 9.11, the finder of fact shall be requested to answer affirmatively as to whether a party “prevailed” in order to recoup attorneys’ fees and other costs pursuant to this Section 9.11.
     9.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     9.13 Section 409A.
          (a) General. Any compensation or benefits made to Executive under the terms of this Agreement (as described above) may constitute nonqualified deferred compensation for purposes of Section 409A. Accordingly, notwithstanding any provision contained herein, this Agreement shall be interpreted in a manner that is consistent with Section 409A and the regulatory guidance issued thereunder. In the event that any provision of this Agreement conflicts with Section 409A or the regulatory guidance issued thereunder, such provision is to that extent superseded by the applicable Section 409A standards for nonqualified deferred compensation plans to satisfy the requirements of Section 409A.

          (b) General Suspension of Payments. Notwithstanding any contrary provisions in this Agreement, if Executive is a “specified employee,” as such term is defined within the meaning of Section 409A, as determined by policies established by the Company’s Board, any payments or benefits which are classified as “nonqualified deferred compensation” for purposes of Section 409A and are payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided within six months and one day of such termination (other than due to death or “disability”, as such term is defined within the meaning of Section 409A) shall instead be paid or provided on the earlier of (i) six months and two days following Executive’s termination, (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Section 409A. In the event that Executive is entitled to receive payments during the suspension period provided under this Section, Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the six month and one day suspension period on the earliest day that would be permitted under Section 409A.
          (c) Separation from Service. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than twenty percent (20%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.
          (d) Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A, including, but not limited to, any payments provided under Section 4.3: (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year; (ii) Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (iii) the Company shall make such reimbursement payments within thirty (30) days following the date Executive delivers written notice of the expenses to the Company; and (iv) Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.
          (e) Separate Payments. For purposes of Section 409A, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Section 409A, and any rights and benefits under this Agreement shall be treated as rights to separate payments for purposes of Section 409A.
          (f) Amendment. In the event that the Company determines that any amounts payable hereunder will be taxable to Executive under Section 409A or the regulatory guidance issued thereunder prior to payment to Executive, then the Company may (i) adopt amendments to this Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided hereunder and/or (ii) take such other actions as the Company determines necessary or appropriate to avoid the imposition of tax under Section 409A.
     9.14 Prior Employment Agreement Superseded. Upon the Effective Date, any and all prior employment agreements between the Company and Executive, including without limitation the Prior Employment Agreement, shall be of no further force or effect and this Agreement shall supersede all such prior agreements. The Company shall consult with Executive in good faith regarding the implementation of the provision of this Section 9.14; provided that none of the Company Parties shall have any liability to Executive with respect thereto.
     9.15 Limitation. Subject to the termination provisions contained herein, this Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Executive in any capacity or limit the right of the Company or Executive to terminate Executive’s employment.
     9.16 Provisions Regarding Effective Date. As indicated in this Agreement, this Agreement is effective as of the Effective Date, and accordingly in connection therewith the parties agree that the following shall apply:
          (a) This Agreement shall from and after its execution by the parties be an agreement binding upon and enforceable by both the Company and Executive subject to the application of the provisions hereof generally being effective as of the Effective Date.
          (b) The employment of Executive by the Company shall continue to be governed by the terms of the Prior Employment Agreement until the Effective Date.
          (c) In the event that the employment of Executive by the Company terminates at any time prior to the Effective Date, such termination shall be governed by the terms of the Prior Employment Agreement and this Agreement shall be null and void and of no force and effect.
          (d) In the event that the Effective Date does not occur, this Agreement shall be null and void and of no force and effect and the Prior Employment Agreement shall continue in full force and effect.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.

COMPANY: C&J ENERGY SERVICES, INC.
By:	/s/ Josh Comstock
	Name:	Josh Comstock
	Title:	Chief Executive Officer and Chairman of Board of Directors

EXECUTIVE:
/s/ Randy McMullen
RANDY MCMULLEN

EXHIBIT A
RESTRICTED AREAS
Louisiana Parishes of:
Bienville
Bossier
Caddo
Caldwell
Claiborne
DeSoto
Jackson
Lincoln
Natchitoches
Red River
Sabine
Webster
Winn
State of Oklahoma
State of Texas

EXHIBIT B
EBITDA BONUS CALCULATION FOR
THE 2010 CALENDAR YEAR (THE “2010 BONUS YEAR”)
1.	If the Company’s EBITDA (as determined from the Company’s audited financial statements in accordance with Section 2 below) is less than 85% of the EBITDA set forth in the Annual Budget for the 2010 Bonus Year (the “EBITDA Target”), then Employee shall not be paid an EBITDA Bonus for the 2010 Bonus Year. If the Company’s EBITDA for the 2010 Bonus Year is at least 85% of the EBITDA Target, then Employee shall be paid an EBITDA Bonus for the 2010 Bonus Year as set forth below:
a.	If the Company’s EBITDA for the 2010 Bonus Year is at least 85% but less than 90% of the EBITDA Target, Employee’s EBITDA Bonus shall equal 0.25% of the Company’s actual EBITDA for the 2010 Bonus Year.

b.	If the Company’s EBITDA for the 2010 Bonus Year is at least 90% but less than 95% of the EBITDA Target, Employee’s EBITDA Bonus shall equal 0.50% of the Company’s actual EBITDA for the 2010 Bonus Year.

c.	If the Company’s EBITDA for the 2010 Bonus Year is at least 95% but less than 100% of the EBITDA Target, Employee’s EBITDA Bonus shall equal 0.75% of the Company’s actual EBITDA for the 2010 Bonus Year.

d.	If the Company’s EBITDA for the 2010 Bonus Year is at least 100% of the EBITDA Target, Employee’s EBITDA Bonus shall equal 1.00% of the Company’s actual EBITDA for the 2010 Bonus Year.
2.	For purposes of this Exhibit B, “EBITDA” means, with respect to the 2010 Bonus Year, the Company’s net income for the 2010 Bonus Year, determined in accordance with generally accepted accounting principles (consistently applied), plus, without duplication, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses, and any prepayment fees paid to existing lenders (including, whether or not otherwise includable as a separate item in the statement of such net income for such period, losses on sales of assets outside of the ordinary course of business) (f) any other non-cash charges, and (g) any incentive compensation paid to the Company’s employees, including any Bonuses payable in respect of the 2010 Bonus Year under this Agreement and any other employment agreement between the Company and its employees.

3.	“Annual Budget” has the meaning set forth in that certain Shareholders Agreement, dated October 16, 2006, among the Company and certain of its equity security holders, including the Executive.

4.	The EBITDA Bonus, if any, will be paid on March 15, 2011 (the “Payment Date”); provided, however, that if the Company’s accountants have not delivered the audited financial statements for the 2010 Bonus Year prior to the Payment Date, the Company may delay the Payment Date until the earlier to occur of (i) three days following the Company’s receipt of the 2010 Bonus Year’s audited financial statements and (ii) June 30, 2011. Notwithstanding the foregoing, the Company shall use its best efforts to ensure delivery of its audited financial statements for the 2010 Bonus Year on or before March 15, 2011.

EXHIBIT C
FORM OF STOCK OPTION AGREEMENT
(See Attached)